Exhibit 1

REPORT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS

To the Board of Directors of TELUS Corporation:

We have audited the consolidated financial statements of TELUS Corporation as at December 31, 2003 and 2002 and for the years then ended, and have issued our report dated February 2, 2004, except as to Note 16(c), which is as of February 12, 2004; such financial statements and report are included in the 2003 Form 40-F. We have also audited the following Supplemental United States GAAP Disclosures of TELUS Corporation for the years ended December 31, 2003 and 2002, which are included herein and which were prepared to comply with the requirements of Item 18 of Form 20-F. This supplemental disclosure is the responsibility of the Company’s management. Our responsibility is to express an opinion thereon based on our audits. In our opinion, the Supplemental United States GAAP Disclosures for the years ended December 31, 2003 and 2002, when considered in relation to the 2003 and 2002 basic financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

/s/   Deloitte & Touche LLP

Deloitte & Touche LLP
Registered Chartered Accountants
Vancouver, B.C., Canada
November 30, 2004

TELUS CORPORATION

SUPPLEMENTAL UNITED STATES GAAP DISCLOSURES FOR THE THREE-MONTH AND
NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2004 AND 2003 (unaudited),
AND THE YEARS ENDED DECEMBER 31, 2003 AND 2002

The following information should be read in conjunction with the TELUS Corporation (the “Company”) unaudited interim consolidated financial statements for the periods ended September 30, 2004 and 2003, and the TELUS Corporation audited consolidated financial statements for the years ended December 31, 2003 and 2002. Significant differences between Canadian and United States generally accepted accounting principles (“GAAP”) are described in Note 20 and Note 22 of the Company’s interim consolidated financial statements for the periods ended September 30, 2004 and 2003, and the TELUS Corporation audited consolidated financial statements for the years ended December 31, 2003 and 2002, respectively. In addition to the significant differences described in the aforementioned Notes, presentation of the following disclosure would be required under United States GAAP as specified in Item 18 of Form 20-F:

1.	Additional Disclosure

Under United States GAAP, discrete disclosure is required of cost of sales and service and selling, general and administrative expenses. Cost of sales and service include cost of goods sold and costs to operate and maintain access to and usage of the Company’s telecommunication infrastructure. Selling, general and administrative costs include sales and marketing costs (including commissions), customer care, bad debt expense, real estate costs and corporate overhead costs such as information technology, finance (including billing services, credit and collection), legal, human resources and external affairs.

Employee salaries, benefits and related costs are included in one of the two components of operations expense to the extent that the costs are related to the component functions.

	Three months		Nine months
Periods ended September 30 (unaudited) (millions)	2004	2003	2004	2003
Operations expense:
Cost of sales and service	$612.2	$572.2	$1,790.0	$1,707.3
Selling, general and administrative	500.6	479.5	1,469.5	1,468.0

	$1,112.8	$1,051.7	$3,259.5	$3,175.3

Years ended December 31 (millions)	2003	2002
Operations expense:
Cost of sales and service	$2,299.3	$2,467.5
Selling, general and administrative	2,002.6	2,020.6

	$4,301.9	$4,488.1